Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Unum Group pertaining to the Unum Group Stock Incentive Plan of 2017 of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedules of Unum Group, and the effectiveness of internal control over financial reporting of Unum Group, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chattanooga, Tennessee
May 25, 2017